SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  April 6, 2009

Delta Oil & Gas, Inc.
(Exact name of registrant as specified in its charter)

Colorado	000-52001	91-2102350
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2600 144 4th Ave S.W., Calgary, Alberta, Canada T2P 3N4
(Address of principal executive offices including zip code)

Registrant’s telephone number, including area code:  866-355-3644
_________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On April 6, 2009, the board of directors appointed Christopher Paton-Gay (Age: 49) to act as our Chief Executive Officer and as a member of the board of directors.  Also on April 6, 2009 and in connection with Mr. Paton-Gay's appointment, Douglas N. Bolen resigned as our Chief Executive Officer, but will continue to serve as our President and as a member of the board of directors.  There was no known disagreement with Mr. Bolen  on any matter relating to the Company’s operations, policies or practices.

 Mr. Paton-Gay has been Chief Executive Officer, a director and Chairman of The Stallion Group since July 19, 2006.  Mr. Paton-Gay has been active in the oil and gas business in Alberta, Canada and the United States over the past two decades. Over the past twenty years, he has founded and been chairman and president of two private oil and gas companies in addition to sitting on many corporate and public sector governance boards. He has also served as one of the founding Directors of the Explorers and Producers Association of Canada. Mr. Paton-Gay has also served as a director and officer of Turner Valley Oil & Gas Inc. since 2003.

There are no family relationships between Mr. Paton-Gay and any of our directors or executive officers.

On March 27, 2009, we announced the successful completion of our tender offer to acquire the outstanding shares of The Stallion Group.  Mr. Paton-Gay, The Stallion Group’s sole officer and director, tendered all shares beneficially held by him in the tender offer.  Other than the foregoing, Mr. Paton-Gay has not had any material direct or indirect interest in any of our transactions or proposed transactions over the last two years.  At this time, we do not have any employment agreement with Mr. Paton-Gay.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Delta Oil & Gas, Inc.

/s/ Douglas N. Bolen
Douglas N. Bolen
President and Director

Date:         April 6, 2009